Exhibit 10.32
FIRST AMENDMENT
TO
FOURTH AMENDED AND RESTATED LOAN AGREEMENT

This First Amendment to Fourth Amended and Restated Loan Agreement (this “First Amendment”) is made as of the 31 day of December, 2008, by and among

Brown Brothers Harriman & Co., as Administrative Agent (hereinafter, the “Administrative Agent”), a general partnership organized under the laws of the State of New York with offices at 40 Water Street, Boston, Massachusetts 02109; and

TD Bank, N.A., as Documentation Agent (hereinafter, the “Documentation Agent”) a national banking association with offices at 7 New England Executive Park, Burlington, Massachusetts 01803; and

Bank of America, N.A., as Syndication Agent (hereinafter, the “Syndication Agent”), and, together with the Administrative Agent and the Documentation Agent, the “Agents”), a national banking association with offices at 100 Federal Street, Boston, Massachusetts 02110, as Agents on behalf of Brown Brothers Harriman & Co., TD Bank, N.A., Bank of America, N.A., and the other financial institutions which may hereafter become lenders to the Loan Agreement (as defined below) (each such party a “Lender” and collectively the “Lenders”),

and

Dynamics Research Corporation (hereinafter, the “Lead Borrower”), a Massachusetts corporation, with its principal executive offices at 60 Frontage Road, Andover, Massachusetts, as agent for itself and each of

DRC International Corporation (“International”), a Massachusetts corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts;

H.J. Ford Associates, Inc. (“H.J. Ford”), a Delaware corporation with its principal executive offices at 60 Frontage Road, Andover, Massachusetts; and

Kadix Systems, LLC (“Kadix”), a Virginia limited liability company with its principal executive offices at 60 Frontage Road, Andover, Massachusetts.

(Each of the Lead Borrower, International, H.J. Ford, and Kadix being sometimes hereinafter referred to individually as a “Borrower” and collectively as the “Borrowers”).

Preliminary Statements

WHEREAS, the Borrowers, the Lenders and the Agents are parties to a certain Fourth Amended and Restated Loan Agreement dated as of August 1, 2008 (as may be amended and in effect from time to time, the “Loan Agreement”);

WHEREAS, the Borrowers have requested that the parties hereto amend the Loan Agreement to modify certain provisions of the Loan Agreement; and

WHEREAS, the Agents and the Lenders each agree to modify and amend certain provisions of the Loan Agreement, subject to the terms and conditions set forth herein;

NOW THEREFORE, as an additional inducement for the Lenders to maintain the credit facilities on the terms and conditions set forth in the Loan Agreement as amended hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Borrowers herby covenant and agree with the Agents and the Lenders as follows:

1.           Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

2.           Amendments to Loan Agreement.

(a)	Article 1 of the Loan Agreement is hereby amended by deleting the following definitions of “2008 Reserve” and “EBITDA” contained therein:

““2008 Reserve”: is defined in Section 8-10.

“EBITDA”: for any period, the Consolidated Net Income of the Lead Borrower and its Subsidiaries for such period adjusted by adding back thereto amounts deducted in computing such Consolidated Net Income in respect of each of (a) Consolidated Interest Expense, (b) provision for taxes in respect of income and profits of the Lead Borrower and its Subsidiaries, (c) depreciation and amortization of the Lead Borrower and its Subsidiaries, and (d) other non-cash expenses incurred pursuant to employee equity compensation plans approved by Borrower’s board of directors, each as determined in accordance with GAAP; provided, however, the calculation of Consolidated Net Income for the periods ending September 30, 2008 and December 31, 2008 shall not include the 2008 Reserve.”

and substituting the following text therefore:

““2008 Reserve”: is that certain pre-tax charge incurred in connection with the resolution of certain litigation involving the Lead Borrower, as more particularly described in EXHIBIT 6-17 hereof; provided, that solely for purposes of calculating EBITDA when determining (i) the Fixed Charge Coverage Ratio in Section 8-7 and (ii) the Leverage Ratio in Section 8-9, in each case for the quarterly periods listed below, such 2008 Reserve shall not exceed the following for the measurement periods indicated:

Trailing Four Quarter Period Ended	Maximum 2008 Reserve Amount
September 30, 2008	$14,819,000.00
December 31, 2008	$14,819,000.00
March 31, 2009	$6,000,000.00
June 30, 2009	$6,000,000.00

“EBITDA”: for any period, the Consolidated Net Income of the Lead Borrower and its Subsidiaries for such period adjusted by adding back thereto amounts deducted in computing such Consolidated Net Income in respect of each of (a) Consolidated Interest Expense, (b) provision for taxes in respect of income and profits of the Lead Borrower and its Subsidiaries, (c) depreciation and amortization of the Lead Borrower and its Subsidiaries, (d) other non-cash expenses incurred pursuant to employee equity compensation plans approved by Borrower’s board of directors, and (e) the applicable 2008 Reserve, if any, actually incurred, each as determined in accordance with GAAP.”

(b)	Section 6.27(b) of the Loan Agreement is hereby amended by deleting the following text appearing therein in its entirety:

“(b)           The Borrowers do not have any contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrowers’ financial statements furnished to the Lenders or has been otherwise disclosed in writing to the Lenders prior to the execution of this Agreement.”

and substituting the following text therefore:

“(b)           The Borrowers do not have any contingent obligations, other than the 2008 Reserve, or obligation under any Lease or Capital Lease which is not noted in the Borrowers’ financial statements furnished to the Lenders or has been otherwise disclosed in writing to the Lenders prior to the execution of this Agreement.”

(c)	Section 8.10 of the Loan Agreement is hereby amended by deleting the following text appearing therein in its entirety:

“8-10 Net Profit.  The Borrowers shall earn a minimum Consolidated Net Income, as determined in accordance with GAAP, of at least $1.00, measured quarterly as of the end of each fiscal quarter of each fiscal year on a cumulative basis as and for each such fiscal year, commencing with the fiscal year ending December 31, 2008; provided, however, the calculation of Consolidated Net Income for the periods ending June 30, 2008, September 30, 2008 and December 31, 2008 shall not include a reserve for a one-time pre-tax charge in an amount up to $8,900,000 (the “2008 Reserve”) in connection with the resolution of certain litigation involving the Lead Borrower, as more particularly described in paragraph 2 of EXHIBIT 6-17.”

and substituting the following text therefore:

“8-10 Net Profit.  The Borrowers shall earn a minimum Consolidated Net Income, as determined in accordance with GAAP, of at least $1.00, measured quarterly, as of the end of each fiscal quarter.”

(d)	Exhibit 6-17 to the Loan Agreement is hereby deleted and replaced with the text attached hereto as Exhibit A.

3.           Amendment Fee.  In consideration of the Agents and the Lenders entering into this First Amendment, the Borrowers shall pay to the Administrative Agent, for the benefit of the Lenders, a fee (the “Amendment Fee”) in the amount of Seventy Five Thousand Dollars ($75,000.00, to be shared by the Lenders on a pro rata basis, as agreed among the Lenders) upon the execution of this First

Amendment, which Amendment Fee shall be deemed fully earned as of the date hereof and shall be distributed by the Administrative Agent to the Lenders.

4.           Conditions to Effectiveness.  This First Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:

(a)
This First Amendment shall have been duly executed and delivered by the Borrowers, the Administrative Agent and the Lenders and the Administrative Agent shall have received a fully executed copy hereof.

(b)
The Administrative Agent shall have received such other documents, instruments, and certificates relating to the transactions contemplated by this First Amendment as may be reasonably requested by the Administrative Agent.

(c)	The Administrative Agent shall have received the Amendment Fee from the Borrowers.

(d)	No default or Event of Default shall be continuing immediately after giving effect to the execution of this First Amendment.

5.           Ratification of Loan Documents.  Except as specifically amended or modified in this First Amendment, all of the terms and conditions of the Loan Agreement and each of the other Loan Documents shall remain in full force and effect.  Each of the Borrowers hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein.  Each of the Borrowers hereby represents and warrants that, on the date hereof, no default or Event of Default exists.  Each of the Borrowers further acknowledges, confirms and agrees that the Borrowers do not have any offsets, defenses, or counterclaims against the Agents or the Lenders arising out of the Loan Agreement or the other Loan Documents, and to the extent that any such offsets, defenses, or counterclaims may exist, each of the Borrowers hereby WAIVES and RELEASES the Agents and the Lenders therefrom.

6.           Miscellaneous.

(a)
This First Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

(b)
This First Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

(c)
Any determination that any provision of this First Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this First Amendment.

(d)
The Borrowers each warrant and represent that each such Borrower has consulted with independent legal counsel of such Borrower’s selection in connection with this First Amendment and is not relying on any representations or warranties of the Agents or the Lenders, or their respective counsels, in entering into this First Amendment.

(e)	Except as expressly provided herein, the amendments set forth herein shall be effective as of the date of this First Amendment.

[Remainder of this page left intentionally blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties have duly executed this First Amendment as a sealed instrument as of the date first set forth above.

DYNAMICS RESEARCH CORPORATON
(“Lead Borrower and Borrower”)

By:	/s/ David Keleher
Name:	David Keleher
Title:	Senior Vice President - Finance,
CFO and Treasurer

DRC INTERNATIONAL CORPORATON
(“Borrower”)

By:	/s/ David Keleher
Name:	David Keleher
Title:	Vice President - Finance CFO

H.J. FORD ASSOCIATES, INC.
(“Borrower”)

By:	/s/ David Keleher
Name:	David Keleher
Title:	Treasurer, CFO and Assistant
Secretary

KADIX SYSTEMS, LLC
(“Borrower”)

By:	/s/ David Keleher
Name:	David Keleher
Title:	Manager

[Signature Page to First Amendment to
Fourth Amended and Restated Loan Agreement]

BROWN BROTHERS HARRIMAN & CO.
(“Administrative Agent and Lender”)

By:	/s/ Daniel G. Head, Jr.
Name:	Daniel G. Head, Jr.
Title:	S.V.P.

TD BANK, N.A.
(“Documentation Agent and Lender”)

By:	/s/ Jeffrey R. Westling
Name:	Jeffrey R. Westling
Title:	SVP

BANK OF AMERICA, N.A.
(“Syndication Agent and Lender”)

By:	/s/ Thomas F. Brennan
Name:	Thomas F. Brennan
Title:	SVP

[Signature Page to First Amendment to
Fourth Amended and Restated Loan Agreement]

EXHIBIT A

Exhibit 6-17

DYNAMICS RESEARCH CORPORATION

Litigation

1.  On October 26, 2000, two former Company employees were indicted and charged with conspiracy to defraud the U.S. Air Force and wire fraud, among other charges, arising out of a scheme to defraud the federal government out of approximately $10 million. Both men subsequently pled guilty to the principal charges against them. On October 9, 2003, the U.S. Attorney filed a civil complaint in the U.S. District Court for the District of Massachusetts against the Company based in substantial part upon the actions and omissions of the former employees that gave rise to the criminal cases against them. In the civil action, the U.S. Attorney has asserted three claims against the Company.  These claims, which cannot lead to multiple awards, are based on the False Claims Act, the Anti-Kickback Act, and breach of contract for which the government estimates damages at approximately $24 million, $20 million and $10 million, respectively. The U.S. Attorney is also seeking recovery on certain common law claims and equitable claims as well as for recovery of costs, and interest on the breach of contract damages.  The maximum possible awardable amount of damages, based on the governments’ claims, is estimated to be $26 million.  On February 14, 2007, the U.S. Attorney filed a motion for summary judgment as to liability and as to damages in this matter. On March 31, 2008, the Court issued a Memorandum on Summary Judgment Motion granting summary judgment in favor of the Government on the breach of contract, False Claims Act and Anti-Kickback Act claims but, due to substantial disputed facts, denied summary judgment on damages. Regarding the alleged actual damages, the Company believes that it has substantive defenses and intends to vigorously defend itself.  Upon completion of the proceedings in District Court, the Company would consider appealing the District Court’s decision granting summary judgment to the Government depending on the outcome of the District Court proceedings, however, the Company has reached a tentative agreement with the Government to settle the case solely for the Breach of Contract claims for $15M, reduced by $5.8M for estimated tax benefits, for an after-tax effect of $9.2M.

2.  On June 28, 2005, a suit, characterized as a class action employee suit, was filed in the U.S. District Court for the District of Massachusetts alleging violations of the Fair Labor Standards Act and certain provisions of Massachusetts General Laws. The Company believes that its practices complied with the Fair Labor Standards Act and Massachusetts General Laws. The Company intends to vigorously defend itself and has sought to have the complaint dismissed from District Court and addressed in accordance with the Company’s mandatory dispute resolution program for the arbitration of workplace complaints. On April 10, 2006, the U.S. District Court for the District of Massachusetts entered an order granting in part the Company’s motion to dismiss the civil action filed against the Company, and to compel compliance with its mandatory dispute resolution program, directing that the parties arbitrate the aforementioned claims, and striking the class action waiver which was part of the dispute resolution program. Following the District Court’s decision, the plaintiffs commenced arbitration before the American Arbitration Association, asserting the same claims as they asserted in the District Court. On January 26, 2007 the Company filed an appeal with the United States Court of Appeals for the Second Circuit appealing the portion of the District Court’s decision that the class action waiver is not enforceable. The U.S. Court of Appeals on November 19, 2007 concurred with the District Court’s opinion that the matter should proceed in arbitration and remanded the matter to the District Court.  The parties have informed the District Court that they will proceed in arbitration as a class action. In the arbitration, the Company has filed a Motion to Dismiss and/or for Summary Disposition, asserting that the Company is entitled to use the “window of correction” provided by the Fair Labor Standards Act’s regulations and that the arbitration should be dismissed without further action in the arbitration.  The motion is was denied by the arbitrator and the case will proceed to the discovery stage and assertions of additional defense motions.